Exhibit 10.2

WAIVER

This waiver (“Waiver”) with respect to the senior secured promissory note, dated June 5, 2024 (the “Note”), is entered into as of May 29, 2025 (the “Effective Date”), by and between Avalon GloboCare Corp., a Delaware corporation (the “Company”) and Mast Hill Fund, L.P., a Delaware limited partnership (“Holder”). The Company and the Holder entered into the Note pursuant to a securities purchase agreement dated June 5, 2024 (the “Agreement”). Each of the Company and Holder is a “Party” to this Waiver and the Company and the Holder, collectively, the “Parties” hereto. The Parties hereto hereby agree as follows:

1.	The Company entered into that certain securities purchase agreement on or around December 19, 2024, pursuant to which the Company issued 3,500 shares of its Series C Convertible Preferred Stock (the “Transaction”). The Transaction is based upon or related to Section 3(a)(9) of the Securities Act due to the ability of the holder of the Series C Convertible Preferred Stock to convert such securities into common stock of the Company. Accordingly, Section 2.7 of the Note required the Holder’s consent with respect to the Transaction, and the failure to obtain such consent would be an event of default under Section 3.3 of the Note (the “Potential Default”). Notwithstanding the foregoing, the Company would have ten (10) calendar days after the Effective Date to cure such Potential Default as provided in Section 3.22 of the Note.

2.	Notwithstanding the foregoing, Holder hereby waives the rights to all default penalties, default interest, and acceleration of any amounts owed under the Note as a result of the Potential Default, provided, however, that the Holder shall retain all related rights under Section 1.6(e) of the Note, even if there is no Event of Default (as defined under the Note) under the terms of the Note; and provided, further, that any adjustment under Section 1.6(e) of the Note solely with respect to any Dilutive Issuance (as defined in the Note) shall be subject to a per share floor price equal to $1.00, subject to appropriate adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock outstanding.

3.	Except as set forth above, all of the terms, conditions and provisions of the Note and Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Note. This Waiver shall be effective as of the Effective Date.

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver to be executed on the Effective Date.

COMPANY:

AVALON GLOBOCARE CORP.

By:	/s/ Luisa Ingargiola
	Name:	LUISA INGARGIOLA
	Title:	CHIEF FINANCIAL OFFICER

HOLDER:

MAST HILL FUND, L.P.

By:	/s/ Patrick Hassani
	Name:	PATRICK HASSANI
	Title:	CHIEF INVESTMENT OFFICER